Exhibit 10.3

Execution Version

FORM OF STOCKHOLDER SUPPORT AGREEMENT

THIS STOCKHOLDER SUPPORT AGREEMENT (this “Support Agreement”) is made and entered into as of October 20, 2020, by and between Panacea Acquisition Corp., a Delaware corporation (“Purchaser”), and the individual person or entity identified on the signature page hereto (“Securityholder”).

Recitals

WHEREAS, Purchaser, Panacea Merger Subsidiary Corp., a Delaware corporation and a direct, wholly owned subsidiary of Purchaser (“Merger Sub”) and Nuvation Bio Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger as of October 20, 2020 (the “Merger Agreement”), which provides (upon the terms and subject to the conditions set forth therein) for a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”).

WHEREAS, in connection with the Merger, upon the terms and subject to the conditions of the Merger Agreement, all shares of each class and series of Company Common Stock and Company Preferred Stock (collectively, “Company Capital Stock”) and each option to purchase Company Common Stock (each, a “Company Option”) will be converted into the right to receive the consideration set forth in Section 3.1 of the Merger Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Agreement

Section 1. Certain Definitions

For purposes of this Support Agreement:

(a) Capitalized terms used but not otherwise defined in this Support Agreement have the meanings assigned to such terms in the Merger Agreement.

(b) “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

(c) “Associated Parties” shall mean (i) Securityholder’s predecessors, successors, executors, administrators, trusts, spouse, heirs and estate; (ii) Securityholder’s past, present and future assigns; (iii) each entity that Securityholder has the power to bind (by Securityholder’s acts or signature) or over which Securityholder directly or indirectly exercises control; and (iv) each entity of which Securityholder owns, directly or indirectly, at least a majority of the outstanding equity, beneficial, proprietary, ownership or voting interests.

(d) “Authority” means any governmental, quasi-governmental, regulatory or administrative body, agency, instrumentality, department or authority, any court, tribunal, judicial authority, administrative hearing body, arbitrator, commission or other similar dispute-resolving panel or body, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

(e) “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Wilmington, Delaware, New York, New York, or San Francisco, California are authorized to close for business.

(f)  “Consent” shall mean any consent, approval, authorization, permit or notice.

(g) “Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms or (ii) the time the Merger becomes effective (the “Effective Time”).

(h) “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, regulation, legislation, principle of common law, edict, decree, treaty, or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

(i) “Liens” means, with respect to any property or asset, any mortgages, liens, pledges, charges, security interests or encumbrances of any kind in respect of such property or asset, and any conditional sale or voting agreements or proxies, including any agreements to give any of the foregoing.

(j) “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

(k) “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(l) “Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

(m) “Voting Period” shall mean the period commencing on (and including) the date of this Support Agreement and ending on (and including) the Expiration Date.

Section 2. Support

2.1 Transfer of Securities. Securityholder agrees not to, directly or indirectly, at any time during the Voting Period, other than as may be required by a court Order or other Law, (a) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber or otherwise agree to do any of the foregoing (each, a “Transfer”) with respect to any of the Subject Securities, (b) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Support Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition by Securityholder of any Subject Securities, or (d) take any action that would make any representation or warranty of Securityholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling Securityholder from performing Securityholder’s obligations hereunder; provided, that (i) if a Securityholder is an individual, Securityholder may Transfer any such Subject Securities (A) to any member of such Securityholder’s immediate family, or to a trust for the benefit of Securityholder or any member of such Securityholder’s immediate family, the sole trustees of which are Securityholder or any member of Securityholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Securityholder; or (ii) if a Securityholder is an entity, Securityholder may Transfer any Subject Securities to any partner, member, or affiliate of Securityholder; provided further, that in each case such transferee of such Subject Securities evidences in a writing such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Securityholder. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Support Agreement shall be void ab initio and of no force or effect.

2.2 Voting Covenant. Securityholder hereby agrees that, during the Voting Period, at any meeting of the holders of Company Capital Stock (the “Equityholders”) (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the Equityholders, at which the Merger Agreement and other related agreements (or any amended versions thereof) or such other related actions, are submitted for the consideration and vote of the Company Capital Stock, unless otherwise directed in writing by Purchaser, Securityholder shall cause the Subject Securities to be voted:

(a) in favor of (i) the Merger and the adoption and approval of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;

(b) against any action, proposal, agreement or transaction that, to the knowledge of Securityholder, would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than pursuant to, or in furtherance of, the Merger and the other Transactions (as defined in the Merger Agreement), including the Pre-Closing Recapitalization): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) any Acquisition Proposal (as defined in the Merger Agreement), including any reorganization, recapitalization, dissolution or liquidation of the Company; (iii) any change in a majority of the board of directors of the Company; (iv) any amendment to the Company’s Governing Documents; (iv) any change in the capitalization of the Company or the Company’s corporate structure (other than as contemplated in or permitted by the Merger Agreement); and (v) any other action, proposal, agreement or transaction or proposed transaction (including any possible Acquisition Proposal) which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions;

provided, however, such Securityholder shall not vote or provide consent with respect to any of its Subject Securities that are not held by the Company’s directors, officers, affiliates or greater than 5% shareholders of the Company, or take any other action, in each case to the extent any such vote, consent or other action would preclude Purchaser from filing with the SEC a registration statement on Form S-4 as contemplated by the Merger Agreement; provided, further, that as of the effective date of the Merger, no amendment, modification or waiver of the Merger Agreement shall have occurred that would reasonably be expected to adversely affect the economic benefits that Securityholder would reasonably expect to receive pursuant to the Merger.

Notwithstanding anything to the contrary in this Section 2.2, (i) this Section 2.2 shall not apply to any proposal submitted to any of the Equityholders holding the number of shares of Company Capital Stock required by the terms of Section 280G(b)(5)(B) of the Code, whether at a meeting or in an action by written consent, to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits provided pursuant to Plan or other Company Contracts that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code.

2.3 Other Voting Agreements. During the Voting Period, Securityholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with Section 2.2.

Section 3. Binding Terms of Merger Agreement

Securityholder hereby agrees to be bound by, observe and comply with the following terms and provisions of the Merger Agreement: Article II (The Merger), Sections 3.2 (Exchange of Certificates) (including the requirement, if Securityholder holds any Certificates, to provide a Letter of Transmittal in accordance with Section 3.2(b) in order to be entitled to any portion of the Per Share Merger Consideration), 11.13 (Waiver), and 11.14 (Non-Recourse), as if Securityholder were an original signatory to the Merger Agreement with respect to such provisions; provided, however, that as of the effective date of the Merger, no amendment, modification or waiver of the Merger Agreement shall have occurred that would reasonably be expected to adversely affect the economic benefits that Securityholder would reasonably expect to receive pursuant to the Merger.

Section 4.  Waiver of Appraisal Rights

Securityholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Merger that Securityholder or any other Person may have by virtue of, or with respect to, any shares of Company Capital Stock owned by Securityholder (including all rights under Section 262 of the DGCL).

Section 5. Representations and Warranties of Securityholder

Securityholder hereby represents and warrants to Purchaser as follows:

5.1 Authorization, etc. Securityholder has the power, authority and capacity to execute and deliver this Support Agreement and to perform Securityholder’s obligations hereunder. This Support Agreement has been duly executed and delivered by Securityholder and constitutes a legal, valid and binding obligation of Securityholder, enforceable against Securityholder in accordance with its terms, subject only to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. To the extent that Securityholder is a natural person who is married and is a resident in a community property state, Securityholder represents and warrants that Securityholder has the absolute and unrestricted power, authority and capacity to execute and deliver this Support Agreement and to perform Securityholder’s obligations hereunder, notwithstanding any laws related to community property. To the extent that Securityholder is not a natural person, including if Securityholder is a trust, Securityholder hereby further represents and warrants that: (i) Securityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (ii) Securityholder has the power to execute, deliver and perform this Support Agreement and the undersigned has the power to execute and deliver this Support Agreement on behalf of Securityholder; (iii) Securityholder has taken all necessary action to authorize the execution, delivery and performance of this Support Agreement; and (iv) the execution, delivery and performance of this Support Agreement by Securityholder will not violate any provision of Securityholder’s Governing Documents. Securityholder has read and understood this Support Agreement, including the waiver of jury trial contained herein, has consulted, or had the opportunity to consult, with Securityholder’s legal counsel or other advisors with respect thereto, has knowingly and voluntarily elected to sign and accept this Support Agreement, and has not relied upon any promise, statement, or representation that is not set forth explicitly herein in deciding to sign and accept this Support Agreement.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Support Agreement by Securityholder does not, and the performance of this Support Agreement by Securityholder will not: (i) conflict with or violate any Law or Order applicable to Securityholder or by which Securityholder or any of Securityholder’s assets is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the securities of the Company owned by Securityholder pursuant to, any Contract to which Securityholder is a party or by which Securityholder or any of Securityholder’s assets is or may be bound or affected except, in the case of clause (i) or (ii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Securityholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) With the exception of any notification or approval that the Company or Securityholder is required to provide under the terms of any applicable Laws, the execution and delivery of this Support Agreement by Securityholder does not, and the performance of this Support Agreement by Securityholder will not, require any Consent of any Person.

(c) There is no Action by or before any Governmental Entity pending or, to the best of the knowledge of Securityholder, threatened against Securityholder or any of its Associated Parties that challenges or would challenge the execution and delivery of this Support Agreement or the taking of any of the actions required to be taken by Securityholder under this Support Agreement.

5.3 Title to Securities. As of the date of this Support Agreement: (a) Securityholder has good and valid title to and holds of record (free and clear of any Liens other than those arising under applicable securities laws or as would not otherwise restrict the performance of Securityholder’s obligations pursuant to this Support Agreement) the number, class and series of shares of Company Capital Stock set forth under the headings “Class of Shares Held of Record” and “Number of Shares Held of Record” on the signature page hereof; (b) Securityholder holds (free and clear of any Liens) the options and other rights to acquire shares of Company Capital Stock set forth on the signature page hereof; (c) Securityholder has a right and an obligation to acquire (free and clear of any Liens other than those arising under applicable securities laws or as would not otherwise restrict the performance of Securityholder’s obligations pursuant to this Support Agreement) the number, class and series of shares of Company Capital Stock, if any, set forth under the headings “Class of Shares To Be Acquired” and “Additional Number of Shares To Be Acquired” on the signature page hereof; and (d) Securityholder does not own any shares of Company Capital Stock or other securities of the Company, or any option, warrant, convertible note, outstanding agreement or other right to acquire (by purchase, conversion or otherwise) any shares of Company Capital Stock or other securities of the Company, other than as set forth on the signature page hereof (such securities set forth under the headings “Class of Shares Held of Record” and “Number of Shares Held of Record”, “Class of Shares To Be Acquired” and “Additional Number of Shares To Be Acquired”, “Company Options Held of Record” and “Number and Type of Other Rights Held of Record” and all additional securities of the Company (including any securities convertible into or exchangeable or exercisable for securities of the Company) of which Securityholder acquires ownership of record or the power to vote during the Voting Period, and all other securities issued in any distribution in respect of any of the foregoing with respect to which the Securityholder has the power to vote, the “Subject Securities”).

Section 6. Alternative Acquisition Proposals. From the date hereof until the Expiration Date, Securityholder agrees that such Person shall not, and shall not authorize or permit its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, support, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or knowingly take any other action regarding, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal, (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (v) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the Purchaser, the approval of Securityholder’s board of directors (if any) of this Agreement or (vi) resolve, propose or agree to do any of the following. In addition, Securityholder shall, and shall cause its subsidiaries (if applicable) to, and each shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. Securityholder agrees that such Person shall promptly inform such Person’s Representatives of the obligations undertaken in this Section 6.

Section 7. Miscellaneous.

7.1 Termination. The obligations of Securityholder under this Support Agreement (other than the provisions of this Section 7) shall terminate and be of no further force or effect upon the termination of the Merger Agreement prior to the Closing in accordance with its terms. Nothing in this Section 7.1 shall relieve any party of liability for any willful and material breach of this Support Agreement.

7.2 Further Assurances. From time to time and without additional consideration, Securityholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, Consents and other instruments, and shall take such further actions, as Purchaser may reasonably request for the purpose of carrying out and furthering the intent of this Support Agreement and the Merger Agreement.

7.3 Notices. Any notice and other communications hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Purchaser, to:

Panacea Acquisition Corp.
357 Tehama Street, Floor 3
San Francisco, CA 94103
Attention: Oleg Nodelman
Email:       oleg@ecor1cap.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite #1400
Palo Alto, CA 94301
Attention: Michael J. Mies
Email:      michael.mies@skadden.com

if to the Company, to:

Nuvation Bio Inc.
1500 Broadway, Suite 1401
New York, NY 10036
Attention: David Hung, M.D.
Email:       david.hung@nuvationbio.com

with copies (which shall not constitute notice) to:

Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention: Kenneth Guernsey
Email:     kguernsey@cooley.com

if to Securityholder, to the address or email address of such person set forth beneath the name of such Person on the applicable signature page hereto.

7.4 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Support Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

7.5 Entire Agreement. This Support Agreement, together with the Additional Agreements to which Securityholder is a party sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related to the subject matter hereof and thereto (whether written or oral), all of which are merged herein. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any Person in entering into this Support Agreement, prior hereto or contemporaneous herewith, except those expressly stated herein or therein.

7.6 Amendment. This Support Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct.

7.7 Assignment; Binding Effect. Neither this Support Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Securityholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Support Agreement shall be binding upon each of the parties hereto, their respective heirs, estates, executors and personal representatives (if applicable) and their respective successors and assigns, and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

7.8 Third-Party Beneficiaries. Neither this Support Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

7.9 Specific Performance. The parties hereto acknowledge that the rights of each party contemplated hereby are unique, recognize and affirm that in the event of a breach of this Support Agreement by any party, money damages would be inadequate and the non-breaching parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Support Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to an injunction or restraining order to prevent breaches of this Support Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Support Agreement, at law or in equity.

7.10 Governing Law. This Support Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

7.11 Consent to Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Support Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 7.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.12 Attorneys’ Fees. If any Action, suit or other Action relating to this Support Agreement or the enforcement of any provision of this Support Agreement is brought against Securityholder, the prevailing party in such Action as determined in a final, non-appealable decision by a court of competent jurisdiction, suit or other Action shall be entitled to receive the costs incurred by such party in conducting the suit, Action or proceeding, including reasonable attorneys’ fees and expenses and court costs (in addition to any other relief to which such prevailing party may be entitled).

7.13 Counterparts; Electronic Signatures. This Support Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Support Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

7.14 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities.

7.15 Directors and Officers. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent, designee or other representative of any Securityholder or by any Securityholder that is a natural person, in each case, in his or her capacity as a director or officer of the Company. Each Securityholder is executing this Agreement solely in such capacity as a record or beneficial holder of Company Capital Stock.

7.16 Headings. The headings used in this Support Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

7.17 Extension; Waiver. At any time prior to the Closing, Purchaser (on behalf of itself and Merger Sub), on the one hand, and Securityholder, on the other hand, may, to the extent not prohibited by applicable Laws: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made to the other parties hereto contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of either party to exercise any power, right, privilege or remedy under this Support Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim available to such party arising out of this Support Agreement, or any power, right, privilege or remedy under this Support Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.18 Independence of Obligations. The covenants and obligations of Securityholder set forth in this Support Agreement shall be construed as independent of any other Contract between Securityholder, on the one hand, and the Company or Purchaser, on the other hand. The existence of any claim or cause of action by Securityholder against the Company or Purchaser shall not constitute a defense to the enforcement of any of such covenants or obligations against Securityholder. Nothing in this Support Agreement shall limit any of the rights or remedies of Purchaser under the Merger Agreement, or any of the rights or remedies of Purchaser or any of the obligations of Securityholder under any agreement between such Person and Purchaser or any certificate or instrument executed by such Person in favor of Purchaser; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Purchaser or any of the obligations of Securityholder under this Support Agreement.

7.19 Construction of Certain Terms and References; Captions. In this Support Agreement:

(a) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Support Agreement as a whole and not to any particular provision of this Support Agreement.

(b) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all,”

(c) Unless otherwise specified, any reference to any agreement (including this Support Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

(d) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(e) Captions are not a part of this Support Agreement, but are included for convenience, only.

(f) “knowledge” with respect to an entity shall mean with respect to any matter in question the actual knowledge of such entity’s executive officers after reasonable inquiry.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties have caused this Support Agreement to be executed as of the date first written above.

Panacea Acquisition Corp.

By:
Name:
Title:

Signature Page to Support Agreement

In Witness Whereof, the parties have caused this Support Agreement to be executed as of the date first written above.

Securityholder:

Signature

Printed Name

Address:

Email:

Class of Shares Held of Record
Number of Shares Held of Record
Class of Shares To Be Acquired
Additional Number of Shares To Be Acquired
Company Options Held of Record
Number and Type of Other Rights Held of Record

Signature Page to Support Agreement